SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 26, 2007

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (253) 850-3500

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

Flow International Corporation (“Flow” or the “Company”) entered into a Second Amendment (the “Amendment”) to Credit Agreement, effective July 19, 2007, increasing its credit facility from $30 million to $45 million. The Amendment also permits Flow to repurchase up to $45 million of its capital stock. The Amendment also provides for certain modifications to our financial covenant requirements. Except as provided in the Amendment, all other provisions of the Credit Agreement remain in full force and effect. This Summary is qualified in its entirety by the actual text of the Amendment, which is attached as Exhibit 10.1 to this filing.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant

The disclosure contained in “Item 1.01 – Entry into a Material Definitive Agreement” of this Form 8-K is hereby incorporated by reference into this Item 2.03.

ITEM 8.01.	Other Events

Flow International Corporation announced that its Board of Directors had authorized the purchase of up to $45 million of the Company’s securities. Under the program, the Company may repurchase shares from time to time for cash in open market transactions, in privately negotiated transactions or by other means in accordance with applicable federal securities laws. The timing and amount of repurchase transactions will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. There is no assurance that the Company will purchase securities and the program may be suspended or discontinued at any time.

ITEM 9.01.	Exhibits

(d) Exhibits

10.1	Second Amendment to Credit Agreement dated as of July 19, 2007

99.1	Press Release dated July 26, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2007	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary

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